Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated March 1, 2017, with respect to the financial statement of FS Energy Total Return Fund as of October 31, 2016 in the Registration Statement on Form N-2 (Post-Effective Amendment No. 1 to File No. 333-214232 and Amendment No. 3 to File No. 811-23205) of FS Energy Total Return Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 25, 2017